EXHIBIT 10.67

EXECUTION COPY

DISTRIBUTION AGREEMENT

Dated as of March 8, 2016
by and among

Biologix FZCo

and

Amarin Pharmaceuticals Ireland Limited and

Amarin Pharma, Inc.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

TABLE OF CONTENTS

Page

1.	Definitions1
2.	Distribution7

2.1Scope of Appointment for Distribution Services7

2.2Restrictive Covenants and Territory Exclusivity8

3.	Supply9

3.1Supply and Forecasts9

3.2Order Process.10

3.3Prices for Sample Packs, Business and Tender Business10

3.4Payment Terms11

3.5Invoicing; Collection of Invoices11

3.6Amarin’s Third Party Suppliers11

4.	Delivery, Inspection, Storage and Sale11

4.1Delivery of the Products11

4.2Quality Controls; Receipt of Product12

4.3Storage and Minimum Inventory Levels13

5.	Marketing and Promotion14

5.1Marketing and Promotion Services14

5.2Marketing and Sales Efforts14

5.3Developments in the Territory14

6.	Registration14
7.	Representations, Warranties, Covenants, Limitations of Liability and Indemnification15

7.1Representations, Warranties and Additional Covenants of Biologix15

7.2Representations and Warranties of Amarin18

7.3Limitation of Liability18

7.4Indemnification and Insurance19

8.	Pharmacovigilance20

8.1Pharmacovigilance Generally20

8.2Global Safety Database21

8.3Medical Inquiries21

8.4Communications from Governmental Bodies22

9.	Recall, Withdrawal and Market Notification of Product23

9.1Notification23

9.2Decisions23

9.3Assistance from Biologix23

-i-

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

9.4[***].23

10.	Records, Stock Statements and Audits23

10.1Records23

10.2Stock Statements..23

10.3Audits24

11.	Payments24

11.1Upfront Payment24

11.2Deposit for Prepaid Purchases25

11.3Service Fee25

12.	Trademarks and Intellectual Property25

12.1Trademark License25

12.2Intellectual Property26

12.3Ownership and Registration of Local Marks26

12.4Use Restrictions26

12.5No Warranty26

12.6Goodwill26

12.7Review of Materials27

12.8Notification of Infringement27

12.9Notification of Challenge27

12.10Notification by Amarin27

12.11Cooperation of Biologix27

13.	Compliance, Audit and Certification27

13.1Change of Control27

13.2Compliance with Laws27

13.3Government Officials28

13.4Economic Sanctions28

13.5Export Controls29

13.6Compliance of Representatives29

13.7Compliance Program29

13.8Certification of Compliance30

14.	Term and Termination30

14.1Term30

14.2Termination30

14.3Survival31

15.	Rights after Termination and Expiration31

15.1Transfer of Marketing Authorization31

15.2Actions on Termination or Expiration32

15.3Inventory of Products33

15.4No Liability33

-ii-

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

15.5Existing Payment Obligations33

16.	Confidentiality33

16.3Use34

16.4Required Disclosure34

16.5Publications34

16.6Publicity34

16.7Required Filings35

17.	General Provisions36

17.1Taxes36

17.2Relationship of the Parties36

17.3Assignment36

17.4Performance and Exercise by Affiliates37

17.5Further Actions37

17.6Accounting Procedures37

17.7Force Majeure37

17.8Entire Agreement of the Parties; Amendments38

17.9Captions38

17.10Governing Law and Disputes38

17.11Notices and Deliveries38

17.12Language39

17.13Waiver39

17.14Severability39

17.15No Implied License40

17.16Interpretation40

17.17Counterparts40

-iii-

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”) is dated as of March 8, 2016 (the “Effective Date”) by and among Biologix FZCo, a company incorporated under the laws of United Arab Emirates (“UAE”), with the Head Office of Biologix at Dubai Airport Free Zone, Warehouse C17 PO Box 54405, Al Tawar Dubai, UAE, and its Affiliates (“Biologix”), on the one hand, and Amarin Pharmaceuticals Ireland Limited, a company incorporated under the laws of Ireland (registered number 408912), with offices at 2 Pembroke House Upper Pembroke Street 28-32, Dublin 2, Ireland (“Amarin Ireland”), and Amarin Pharma, Inc., a Delaware corporation, with offices at 1430 Route 206 North, Suite 101, Bedminster, NJ 07921 (“Amarin Pharma”, and collectively with Amarin Ireland, “Amarin”), on the other hand.  Biologix and Amarin may be referred to herein as a “Party” or, collectively, as “Parties”.

1.Definitions

.  Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1

“Active Moiety” means the molecule or ion, excluding those appended portions of the molecule that cause the drug to be an ester, salt (including a salt with hydrogen or coordination bonds) or other non-covalent derivative (such as a complex, chelate, or clathrate) of the molecule, responsible for the physiological or pharmacological action of the drug substance.

1.2

“Adverse Event” means any adverse event associated with the use of a drug product in humans, whether or not it is considered drug related, including the following: an adverse event occurring during the use of a drug product in professional practices, either by prescription or in an ongoing clinical study; an adverse event occurring via a drug overdose, whether accidental or intentional; an adverse event occurring from drug abuse; an adverse event occurring from drug withdrawal; any significant failure of expected pharmacological action (lack of efficacy).

1.3

“Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists.  For the purposes of this Section 1.3, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.4	“Applicable Incoterms” means the International Chamber of Commerce Incoterms (2010) [***].
1.5

“Applicable Law(s)” means any (a) applicable law, statute, rule, regulation, guideline, ordinance or other pronouncement of any Governmental Body having the effect of law or (b) guidance of any Governmental Body in the Territory.

1.6	“Applicable Service Fee Percentage” means the percentage set forth in Section 11.3.2, as same may be adjusted in accordance with Section 11.3.5.
1.7

“Business” means business resulting from the sale of Products to Customers by Biologix and delivered by Biologix to Customers and based on the local market needs of the Territory other than Tender Business.

1.8

“Certificate of Analysis” means a document identified as such and provided by Amarin to Biologix that sets forth the analytical test results against the specifications (in accordance with the Quality Agreement) for a specified lot of Product shipped to Biologix.

1.9

“Change of Control” means, with respect to Biologix: (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of Biologix’s assets; or (b) a merger or consolidation in which Biologix is not the surviving corporation or in which, if Biologix is the surviving corporation, the shareholders of Biologix immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of Biologix’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for Biologix’s stock or the issuance, sale or exchange of stock of Biologix) if the shareholders of Biologix immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, own, directly or indirectly through one or more intermediaries, stock or other securities of the entity that possess a majority of the voting power of all of Biologix’s outstanding stock and other securities and the power to elect a majority of the members of Biologix’s board of directors.  For the avoidance of doubt, the reorganization of a holding company owned by the shareholders of record of Biologix immediately prior to such reorganization shall not be considered as a Change of Control; provided, that immediately following such reorganization, Biologix is wholly-owned by such holding company and such shareholders possess at least a majority of the voting power of all of the outstanding stock and other securities of, and the power to elect a majority of the members of board of directors of, such holding company.

1.10	“Competing Product” means [***].
1.11

“Confidential Information” of a Party, means information relating to the business, operations or products of a Party or any of its Affiliates, including any technical information, know-how, trade secrets, or inventions that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement.

1.12	“Customers” means any Person within the Territory who is solicited to place or who places an order for Products with Biologix, and to whom Products are delivered by Biologix.
1.13	“Dollars” and “$” means United States dollars.
1.14

“Field” means the (a) treatment of (i) very high triglycerides (VHTG) (e.g., levels of at least 500mg/dL), (ii) high triglycerides (HTG) (e.g., levels of 200mg/dL to 499mg/dL) and (b) risk reduction of cardiovascular disease associated with elevated triglyceride levels (e.g., levels of at least 150 mg/dL) and (c) add on therapy or a combination to or with a statin or fenofibrate.

1.15

“First Commercial Sale” means the first sale for use or consumption of any Product in any Part of the Territory whether resulting from named patient sales or after Product Registration has been obtained for commercial sale of such Product in such Part of the Territory.

1.16	“Floor Price” means [***].
1.17

“GMP” means all applicable standards relating to manufacturing practices for intermediates, active pharmaceutical ingredients or finished pharmaceutical products, including (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.P.R. Parts 210 and 211, The Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products, and Q7 A Good Manufacturing Practice Guidance For Active Pharmaceutical Ingredients (ICH Q7 A), and (b) the principles promulgated by any applicable Governmental Body having jurisdiction over the manufacture of the API and drug product, in the form of laws, rules or regulations, in each case as in effect at the Effective Date and as amended, promulgated or accepted by any applicable Governmental Body from time to time during the Term.

1.18

“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.19	“Marketing Authorization” means the approval from an applicable Governmental Body to commence marketing of the Product in the Field in the Territory or any Part of the Territory.
1.20	“Part of the Territory” means, individually, each country of the Territory.
1.21

“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any Governmental Body or political subdivision thereof.

1.22

“Product(s)” means a pharmaceutical preparation in current (as of the Effective Date) capsule dosage form incorporating icosapent ethyl as an active ingredient to be administered to humans for therapeutic uses.  For clarity, the Product is currently being commercialized by Amarin in the United States market under the trademark VASCEPA® (formerly known as AMR-101).

1.23

“Product Complaint” means any written, verbal or electronic expression of dissatisfaction regarding any Product sold by or on behalf of Biologix (or any of its Sub-Distributors) in the Territory, including reports of actual or suspected product tampering, contamination, mislabelling, misbranding or inclusion of improper ingredients.

1.24

“Product Registration(s)” means all authorizations, licences, consents and governmental approvals, including Marketing Authorizations, granted by Governmental Bodies in the Territory necessary to permit the importation, distribution, promotion, marketing and sale of Product in the Field in the Territory, and any price and reimbursement approvals (“P&R Approvals”) required for this purpose.

1.25

“Purchase Order” means a written formal purchase order sent by Biologix to Amarin, delivered to Amarin electronically or by other means, detailing the specific type and exact quantity of Product requested to be purchased, purchase price and the requested delivery date.  All Purchase Orders must be delivered to Amarin at least [***] in advance of the requested delivery date and conform to a previously issued Forecast.

1.26

“Quality Agreement” means that certain quality agreement, defining certain terms of quality control and quality assurance relating to Product supplied by Amarin to Biologix, for distribution and commercial sale in the Field in the Territory, during the Term, and negotiated and entered into by the Parties [***] of the Effective Date; provided, that the Quality Agreement shall be consistent with the terms and conditions of this Agreement, and, in the event of conflict between the terms of this Agreement and the Quality Agreement, the terms of the Quality Agreement shall govern.

1.27	“Representatives” means, with respect to a given Party, its employees, consultants, contractors, advisors and agents.

1.28

“Sample” means a unit of prescription drug that is not intended to be sold and is intended to be distributed to a licensed practitioner to promote the sale of the Product in the Field in the Territory in accordance with this Agreement and all Applicable Laws.

1.29	“Sample Cost” means, [***].
1.30	“Sample Pack” means a Sample bottle or package containing [***] of Product.
1.31

“Selling Price” means the per capsule gross price for Product invoiced by Biologix to Sub-Distributors and Customers in any Part of the Territory; provided, that in no event shall the Selling Price be equal to or lower than the Floor Price, unless approved in advance in writing by Amarin.

1.32	“Service Fee” means an amount equal to the Applicable Service Fee Percentage of the Supply Price.
1.33	“Service Fee Payment” means an amount equal the Supply Price Payment times the Applicable Service Fee Percentage.
1.34	“Supply Price” means [***].
1.35	“Supply Price Payment” means [***].
1.36

“Tender Business” means business resulting from a Governmental Body requesting a quotation for Product from Biologix and, upon an award by such Governmental Body, such Product is sold to such Governmental Body by and with the assistance of Biologix.

1.37	“Territory” means Lebanon, Syria, Jordan, Saudi Arabia, Kuwait, Qatar, Bahrain, Oman, United Arab Emirates, Yemen, Iran, Iraq, Morocco, Algeria, Tunisia, Libya and Egypt.
1.38	“Third Party” means any Person other than Biologix, or Amarin or any of its Affiliates.
1.39

“Trademark(s)” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, trade dress, brand name, sub-brand name, product configuration rights, design rights certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source, quality, or, origin, whether or not registered, and all statutory and common law rights therein, and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing, including the marks on Exhibit A hereto.

1.40	“Unit” means [***].

1.41	“United States” or “U.S.” means the United States of America and its territories and possessions, including the District of Columbia, the U.S. Virgin Islands and the Commonwealth of Puerto Rico.
1.42	“VAT” means a value added tax or similar payment.
1.43	Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:
Term	Section/Article
“Agreement”	Preamble
“Amarin”	Preamble
“Amarin Competitor”	13.1
“Amarin Ireland”	Preamble
“Amarin Pharma”	Preamble
“Amarin Promotional Materials”	2.1.6
“Binding Forecast Period”	3.1.2
“Biologix”	Preamble
“Biologix Promotional Materials”	2.1.6
“Compliance Audit”	10.3
“CTD”	6
“Delivery Time”	4.1.1
“Effective Date”	Preamble
“Estimated Service Fee Payment”	11.3.2
“Estimated Supply Payment”	3.3.6
“FCPA”	13.2.1
“Forecast”	3.1.1
“GAAP”	17.6
“Indemnitee”	7.4.3
“Intellectual Property”	12.2
“Latent Defects”	4.2.3
“LCIA Rules”	17.10
“Losses”	7.4.1
“Marketing and Promotion Services”	Exhibit B
“Marketing Plan”	Exhibit B
“Minimum Sales”	Exhibit B
“OECD Convention”	13.2.1
“OFAC”	13.4
“Party” or “Parties”	Preamble
“P&R Approvals”	1.24
“Prepaid Purchase Deposit”	11.2.1
“Product Warranty”	7.2.3

“Provisional Unit Supply Price”	3.3.5
“Reconciliation Payment”	3.3.8
“Redacted Agreement”	16.7
“Regulatory Services”	6
“Service Fee Reconciliation Payment”	11.3.3
“Sub-Distributor”	2.2.2
“Term”	14.1.1
“Third Party Claim”	7.4.1
“UAE”	Preamble
“UK Bribery Act”	13.2.1
“Upfront Payment”	11.1.1

2.Distribution

.

2.1	Scope of Appointment for Distribution Services

.

2.1.1	Amarin Ireland hereby appoints Biologix as its exclusive distributor for the distribution and sale of the Products in the Field in the Territory, subject to the terms and conditions set forth herein.
2.1.2

Biologix shall register, promote, market, distribute and sell the Products in the Field in the Territory as supplied by Amarin, under the packaging provided to Biologix by Amarin and under the Trademarks.  Biologix shall not make any changes or alterations whatsoever to the Products or packaging, without the prior written consent of Amarin, except as otherwise mutually agreed to by the Parties.

2.1.3

Biologix shall at its own expense handle and carry out the following tasks related to the Products: (i) incoming inspection, (ii) storage, (iii) order processing, (iv) order picking, (v) shipment to Customers and (vi) debt collection and handling of returned Products.  Biologix shall at all times act in accordance with Amarin’s instructions and perform activities under GMP, where required or applicable.

2.1.4

Subject to Section 7.1.11(ii), Biologix shall commence its promotion and sale of the Product in each Part of the Territory [***] of receiving the Marketing Authorization for the Product in such country.

2.1.5

Unless otherwise provided for in this Agreement, all costs related to the marketing, Product Registration, distributing and sale of the Product shall be solely borne by Biologix.  Amarin may, in its sole and absolute discretion, provide reasonable support to Biologix in furtherance thereof.

2.1.6	Biologix shall not start or perform, directly or indirectly, any clinical trials or any studies with respect to the Product. Biologix has no publication rights whatsoever related to the

Product.  For clarity, with respect to the Product, Biologix shall not, and does not have any rights to, make any proposed academic, scientific or medical publications relating to any (i) clinical trials, clinical data or other studies or the results therefrom with respect to the Product, (ii) other data generated under this Agreement relating to the Product or (iii) Confidential Information of Amarin.  Notwithstanding anything herein to the contrary, Amarin shall provide Biologix with copies of its publications and presentations related to the Product that it uses for promotional purposes (the “Amarin Promotional Materials”).  Biologix is permitted to use the Amarin Promotional Materials as-is, without foreign (non-English) language translation.  In the event that Biologix determines that it would be necessary or useful to translate or make modifications to the Amarin Promotional Materials for use in the Territory, Biologix may use such materials as the basis to prepare translated publications and new presentations of same for use in the Territory (the “Biologix Promotional Materials”); provided, that the Biologix Promotional Materials shall comply with all Applicable Laws and regulatory requirements in the Territory, and any language translation (from English) of the Biologix Promotional Materials shall be performed by certified medical translators to ensure the truth and accuracy of the facts and conclusions contained therein.  During the Term, Biologix shall promptly provide Amarin with copies of all Biologix Promotional Materials and copies of same shall be included in each annual Marketing Plan.  During the Term, Biologix undertakes to archive copies of all Biologix Promotional Materials which shall be subject to Amarin’s audit rights under Section 10.3.

2.2	Restrictive Covenants and Territory Exclusivity

.

2.2.1

Biologix shall not subcontract any of its rights or obligations under this Agreement to any Person, without the prior written consent of Amarin.  Biologix will notify Amarin which of the Biologix Affiliates is acting as a distributor in any Part of the Territory in the event that Biologix FZCo decides to subcontract all or a portion of its rights or obligations hereunder to an Affiliate, Biologix FZCo shall first notify Amarin in writing and provide the identity of such Affiliate, the purpose of such subcontract and any other information requested by Amarin in connection therewith.  Notwithstanding anything herein to the contrary, Biologix FZCo shall (a) ensure that all such Affiliates shall be bound by and comply with all applicable terms and conditions of this Agreement, including Section 2.2 and (b) remain solely responsible and liable for the performance by any Affiliate of any of the obligations delegated to it by Biologix FZCo under to the terms of this Agreement.

2.2.2

Notwithstanding anything herein to the contrary, Biologix shall have the right to appoint, subject to the prior written consent of Amarin (not to be unreasonably withheld), [***] sub-distributor for each Part of the Territory (“Sub-Distributor”); provided, that, Biologix shall (a) ensure that all such Sub-Distributors shall be bound by and comply with all applicable terms and conditions of this Agreement, including Sections 2.2, 7.1 and 10.3, and (b) remain solely responsible and liable for the performance by any such Sub-Distributor of any of the obligations delegated to it by Biologix under to the terms of this Agreement.  Notwithstanding anything herein to the contrary, Sub-Distributors shall only be permitted to distribute Product in the Territory and shall have no right to promote, market, or use Product in the Territory, including to any healthcare providers, pharmacies, physicians, physician’s assistants, nurse practitioners or other medical professionals licensed to prescribe, administer, or dispense drugs, and for clarity shall not perform any Marketing and Promotion Services.  For clarity, Amarin shall provide Biologix with reasonable advance written notice of a Compliance Audit of a Sub-Distributor and Biologix shall, and shall cause such Sub-Distributor to, cooperate with all reasonable requests of Amarin in connection therewith, in accordance with this Section 2.2.2 and Section 10.3.

2.2.3	Biologix shall not, directly or indirectly [***].
2.2.4	[***].

[***].

2.2.5	Amarin may appoint any Affiliate to perform any of its obligations or exercise any of its rights under this Agreement.

3.Supply

.

3.1	Supply and Forecasts

.

3.1.1

[***], Biologix shall provide to Amarin a written rolling twelve (12) month forecast of Biologix’s monthly requirements of Product (the “Forecast”) which shall represent a good faith estimate of the expected monthly purchase quantities of Product with a breakdown by month and for each Part of the Territory for Business.  Biologix shall provide to Amarin, [***] an update of the Forecast.  Notwithstanding the fact that there will be no Forecasting requirements for Tender Business, Biologix shall submit Purchase Orders in connection therewith.

3.1.2

The volumes of Product shown for the [***] of each Forecast, unless otherwise agreed to in advance in writing by Amarin, shall constitute a binding purchase obligation for Biologix (the “Binding Forecast Period”).  [***].

3.1.3

Biologix shall order all quantities of Product sufficient to meet market and Customer demand in the Territory.  Amarin shall use commercially reasonable efforts to supply Product to Biologix in sufficient quantities to meet the binding portion of the Forecast, as set forth in Section 3.1.2, for such Product and in accordance with the estimated requirements for such Product provided by Biologix in the Forecast, all subject to [***].

3.1.4	All Product shall, at the time of delivery by Amarin to Biologix, have [***]; provided, that the delivery date in the Purchase Order is consistent with the previously supplied Forecast.
3.1.5

In the event of Product in short supply, Amarin shall notify Biologix thereof.  During any period of such shortage, Amarin shall allocate in a reasonable manner Product as is available to Amarin with the right to adjust accordingly the quantities to be delivered under any existing Purchase Orders.

3.1.6	Amarin shall notify Biologix if any Purchase Order submitted by Biologix cannot be fulfilled on or before the applicable Delivery Time.
3.1.7

Each Purchase Order issued by Biologix shall (i) identify the portion of such order which is related to Business, Tender Business, and Sample Packs (as applicable) and (ii) identify any penalties which could be imposed on Biologix as a result of a delay in the delivery of Product under such order.

3.1.8

Subject to Section 17.7, in no event shall Amarin be responsible for any loss of any kind sustained or incurred by Biologix by reason of any failure or delay in Amarin supplying Product to Biologix unless such Product was included in the Binding Forecast Period and a related Purchase Order was accepted by Amarin pursuant to Section 3.2. Amarin’s obligations hereunder are dependent on Amarin’s ability to obtain the necessary raw materials and other elements of supply.

3.2

Order Process.  No Purchase Order for Products is binding on Amarin until it is acknowledged and accepted in writing by Amarin. [***]. Each Purchase Order for Product shall be exclusively governed by this Agreement.  None of the preprinted terms or conditions received from Biologix will amend or supplement this Agreement even if accepted by Amarin.

3.3	Prices for Sample Packs, Business and Tender Business

.

3.3.1	Sample Packs shall be sold by Amarin to Biologix at the Sample Cost.
3.3.2	For Business, Products shall be sold by Amarin to Biologix at the Supply Price established in the applicable Part of the Territory, as may be modified during the Term.
3.3.3	[***].
3.3.4	[***].
3.3.5	[***].
3.3.6	[***].

3.3.7	[***].
3.3.8	[***].
3.3.9	[***].
3.4	Payment Terms

.

3.4.1	Payment by Biologix shall be by bank transfer to bank account details indicated in the invoice and due in accordance with the terms set forth in Section 3.3.
3.4.2

With respect to all monies whatsoever to be paid by one Party to the other Party pursuant to this Agreement which are not paid on the due date, such amounts shall carry interest from such due date until receipt of payment by the applicable Party of all such monies at the then prevailing LIBOR interest rate [***].

3.4.3	To the extent possible and, in accordance with Section 11.2.1, the Parties will endeavor to off-set against one another all invoices sent from one Party to the other Party under this Agreement.
3.5	Invoicing; Collection of Invoices

.

3.5.1

Biologix shall directly invoice the Sub-Distributors and Customers for Product at the Selling Price.  Biologix shall at its risk and expense, collect all monies, taxes and charges due in connection with such sales.  Biologix shall assume any and all bad debt expenses, taxes and charges related to such sales.  The payment to Biologix by Sub-Distributors or Customers of invoices for Product in an amount below the Selling Price, whether due to standardized or government mandated pricing or otherwise, in any Part of the Territory, is at Biologix’s risk and expense.

3.6	Amarin’s Third Party Suppliers

.

3.6.1

Biologix acknowledges that Amarin uses Third Party manufacturers for the supply of Product and that Amarin has supply agreements in place with such Third Parties.  Amarin has certain obligations to such Third Party suppliers under such agreements and Biologix agrees, upon request by Amarin, to provide all information required under such agreements that is under Biologix’s control and provide reasonable assistance to Amarin in otherwise complying with such obligations.

4.Delivery, Inspection, Storage and Sale

.

4.1	Delivery of the Products

.

4.1.1

Amarin shall dispatch Product for delivery in accordance with Applicable Incoterms [***] from date of acceptance by Amarin of the applicable Purchase Order (the “Delivery Time”).  Delivery of Product shall be in accordance with Applicable Incoterms.

4.1.2

Notwithstanding the foregoing, Biologix shall promptly take all necessary steps to unload Product (including maintenance and compliance with the proscribed temperature control requirements for such Product) at their arrival in the Territory, to clear all customs formalities and importation formalities and to transport the Product to its warehousing where such Product shall be stored.  In addition, Biologix shall pay all customs duties or other taxes which are payable with respect to the importation and resale of the Product in the Territory.  For clarity, during the Term, Biologix shall be the importer of record for Product in the Territory.

4.1.3

Risk of loss in the Product will pass to Biologix in accordance with Applicable Incoterms.  After such delivery, Biologix shall be responsible for the Product and all related costs, including loading the Product, insurance of the Product, all customs and excise duties or fees, all transport from Amarin’s facility and from all ports, storage of the Product and delivery of the Product to Customers.  Title to the Product shall transfer to Biologix in accordance with Applicable Incoterms.  For the avoidance of doubt, Biologix will not have the right of return of any Product unless Biologix timely complies with the provisions of Section 4.2.

4.1.4

This Agreement and all shipments made hereunder shall at all times be subject to the approval by Amarin of Biologix’s financial condition.  If the financial condition of Biologix at any time results in its inability to pay its debts when due, or if Biologix fails to make any payment when due, or if Biologix is the affected Party under Section 14.2.2, in addition to any other rights Amarin may have, including under Section 14.2, Amarin may defer or decline to make any shipment or shipments hereunder or may condition any such shipment upon receipt of satisfactory security or cash payments in advance.

4.2	Quality Controls; Receipt of Product

.

4.2.1

Prior to each shipment of Product, Amarin shall provide Biologix with a Certificate of Analysis acceptable to and approved by Amarin, and, at Biologix’s reasonable request, Amarin shall provide Biologix with reasonable access to any applicable supporting data all in accordance with the Quality Agreement.  If any quality control of the Product is required by Applicable Laws or Amarin in the Territory upon importation of the Product (including maintenance and compliance with the proscribed temperature control requirements for such Product as set forth in Section 4.1.2), Biologix shall perform or cause to be performed such quality controls, and Amarin shall provide all reasonably requested units of samples for such controls on a free of charge basis.  In furtherance of the foregoing, if United States release testing methods need to be transferred to any applicable regulatory body in the Territory, then Biologix shall be solely responsible for the costs thereof; provided, that Amarin shall use commercially reasonable efforts to cause its vendors to effect such transfer to Biologix and Biologix shall be solely responsible for the costs thereof.  All Product shall be transported and stored by Biologix in accordance with the Quality Agreement and any specifications provided in writing to Biologix by Amarin, from time to time, during the Term.

4.2.2

Biologix shall provide Amarin with a written acknowledgment of receipt within [***] of its receipt of Product at Biologix’s warehouses.  This written acknowledgment shall confirm the quantity of Product delivered, the delivery date and, if applicable, the quantity of Product with any apparent defects.  In the event Biologix fails to provide such written acknowledgement within aforesaid deadline, such Product shall be deemed to have been received in accordance with this Agreement, in particular in terms of delivery date, quantity and quality of Product.  Any claim regarding quantity of Products, delivery date and apparent defects received after such deadline shall be time barred and Biologix shall be deemed to have waived its rights.

4.2.3

In the event of any defects not discoverable upon inspection (“Latent Defects”), Biologix shall have an obligation to notify Amarin [***] upon discovery thereof, the failure of which shall result in such claim being time barred.  Any claim for Latent Defects shall become time barred [***] after discovery of the Latent defect.

4.2.4

When submitting a claim for defective Products, Biologix shall automatically, immediately and at its expense provide supporting documentation to substantiate such claim, including photographs, Third Party reports and any other evidence that may be requested by Amarin.  In the event that Amarin has delivered a defective Product for which Biologix has timely notified Amarin and which Biologix has returned promptly to Amarin, Amarin shall, at Biologix’s option, replace the returned Product or refund the Supply Price paid for such Product.  This replacement or refund shall be Biologix’s sole remedy to the exclusion of any other.  Any defective Product shall be forthwith returned to Amarin at Amarin’s cost or destroyed according to Amarin’s instructions.  Warranty claims shall not justify any delay in other payments due by Biologix to Amarin under this Agreement.

4.3	Storage and Minimum Inventory Levels

.

4.3.1

Biologix shall maintain in the Territory adequate storage facilities (capable of maintaining and complying with the proscribed temperature control requirements for Product as set forth in Section 4.1.2), including competent personnel, to properly store and handle the Product and to perform its other obligations under this Agreement.

4.3.2

Biologix undertakes to properly store the Products in accordance with (a) the requirements on their packaging, (b) any storage conditions set forth in the Quality Agreement and (c) any specifications provided in writing to Biologix by Amarin, from time to time, during the Term.  Biologix shall maintain adequate written procedures for warehouse, transport and storage control.

4.3.3

[***]. Biologix shall direct to Amarin requests for shipments of Product sufficiently in advance for Biologix to meet such level of inventory.  Such level of inventory may however be adjusted from time to time during the Term by Amarin in consultation with Biologix.  Biologix shall ensure that all of its Sub-Distributors comply with the terms of this Section 4.3.

4.3.4

Biologix shall observe the correct rotation of the inventory according to the accounting principle FEFO (First Expired First Out).  Biologix shall bear the financial risk of stock (expired Product) as Amarin shall not provide “free of charge” replacement of expired Products.

5.Marketing and Promotion

.

5.1	Marketing and Promotion Services

.  Biologix shall perform Marketing and Promotion Services relating to the Product in the Territory as set forth in Exhibit B hereto.

5.2	Marketing and Sales Efforts

.  Biologix shall establish and maintain an appropriate sales force and marketing and medical staff in accordance with the agreed upon annual Marketing Plan as set forth in Exhibit B hereto.

5.3	Developments in the Territory

.  Biologix shall use reasonable efforts to keep Amarin fully and promptly informed of conditions and developments in the market in the Territory regarding the Product (whether advantageous or disadvantageous thereto), Competing Products and the activities of competitors in the Territory on the basis of publicly available information or information legitimately gathered by its own sales force or other staff.

6.Registration

.

A condition precedent to this Agreement and its validity is that Biologix warrants that it shall obtain and shall maintain any and all Product Registrations required to give full effect to the terms of this Agreement.  Biologix shall procure that applications for all Marketing Authorizations and all required consents shall be made on behalf of, and once granted, held in the name of Amarin or its designee in each Part of the Territory, unless Applicable Law requires any such Marketing Authorizations or required consents to be maintained in the name of Biologix or its Sub-Distributors.  In the event that Applicable Law requires any such Marketing Authorizations or required consents to be maintained in the name of Biologix or its Sub-Distributors, Biologix acknowledges and agrees that it shall apply for, maintain and/or hold all such Marketing Authorizations and required consents on behalf of and for the benefit of Amarin and all rights, title and ownership of same shall and does remain the property of Amarin and shall at all times be subject to Section 15.1. Upon written request from Amarin, Biologix shall provide Amarin or its Affiliates with certified copies of all Product Registrations and required consents, and notarized or certified translation of same.  Amarin or its Affiliates may use such documents in order to fulfil their responsibilities in the context of export and requirements under Applicable Law.  All costs related to, but not limited to, obtaining, maintaining, registration, audit, transfer, handover, assignment (at the end of the Term or otherwise, each as applicable) or any Product Registration or required consents shall be borne by Biologix.  Amarin shall provide Biologix with the regulatory dossier (in Common Technical Document (“CTD”) or electronic CTD format, as required by Applicable Law) and reasonable advice, assistance and documentation (legalized as necessary) in connection with obtaining or maintaining the Marketing Authorizations and required consents in accordance with the terms of this Agreement.  Without prejudice to this Section 6 or any other provision of this Agreement, Biologix: (i) undertakes to perform the regulatory services for the registration and maintenance of the Product Registrations in the Territory (“Regulatory Services”) in accordance with the detailed terms and conditions of the Regulatory Services exhibit attached as Exhibit C to this Agreement and (ii) shall at all times act in a way as to ensure that Amarin is able to comply with its obligations under the Marketing Authorizations and Applicable Law.  In the event of conflict between the terms of Exhibit C and the rest of this Agreement, the terms of the rest of this Agreement shall govern.

7.Representations, Warranties, Covenants, Limitations of Liability and Indemnification

.

7.1	Representations, Warranties and Additional Covenants of Biologix

.

7.1.1

Biologix represents and warrants that: (i) all services delivered to Amarin under this Agreement shall be performed in a timely and compliant manner in accordance with all terms and conditions set forth in this Agreement and Applicable Law and to the highest professional standards and (ii) it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action.

7.1.2

Biologix represents, warrants and covenants that it shall act in compliance with Applicable Laws effective in the Territory concerning Product and deliver Product as supplied by Amarin only to those Customers who are authorized to purchase such Product under Applicable Laws.  Biologix further represents, warrants and covenants that it shall deliver the Product in accordance with the requirements under Applicable Law.

7.1.3

Biologix represents, warrants and covenants that: (i) assuming due authorization, execution and delivery by Amarin, the execution, delivery and performance of this Agreement and the transactions contemplated hereby are legal and valid obligations binding on Biologix and enforceable against Biologix in accordance with its terms, (ii) this Agreement does not contravene or constitute a violation of (a) any Applicable Law in the Territory or of any Governmental Body and, to its knowledge, Biologix is in compliance in all material respects with all material Applicable Laws applicable to the subject matter of this Agreement, or (b) any judgment, contract or other agreement to which Biologix is or will be a party or by which Biologix may be bound, (iii) Biologix shall comply with all Applicable Laws related to import and export control and (iv) the Product will not be resold, directly or indirectly, to prohibited countries under Applicable Law.

7.1.4

Biologix represents and warrants that, as of the Effective Date, all information provided to Amarin during the due diligence process, including Biologix’s responses to Amarin’s requests for information in connection therewith, is true and accurate in all material respects.

7.1.5

Biologix represents, warrants and covenants that, as of the Effective Date it has, and throughout the Term (at the time of execution or thereafter), it shall immediately notify Amarin in writing of the existence and content of any mandatory provision of Applicable Law in the Territory, or any other Applicable Laws, that conflict with any provision of this Agreement or which may negatively affect Amarin’s rights under this Agreement.

7.1.6

Biologix represents, warrants and covenants that it shall not make any false or misleading representation to a Third Party with respect to Amarin or the Product and it will not make any representations, warranties or guarantees with respect to specifications, features or capabilities of the Product that are not consistent with the product specifications listed in the Marketing Authorization.  Biologix shall not make any promises, representations or warranties with reference to the Product except as expressly made in Amarin Promotional Materials or otherwise authorized in writing by Amarin (in each case, to the extent compliant with Applicable Law).

7.1.7

Biologix represents, warrants and covenants that it shall not: (i) promote the Product for any unapproved-label indications, within the limits of its registration or Applicable Law, or beyond the approved patient population in the Field in the Territory, (ii) disparage, defame, discredit, or negatively comment to third parties in any way about or concerning the Product or Amarin (including Amarin’s activities, operations or other products); provided, that Biologix shall promptly notify Amarin upon it becoming aware of any instance of same by a Third Party, (iii) utilize deceptive, misleading or unethical business practices or (iv) take any action or inaction that would reasonably be likely to prejudice the value of Product.

7.1.8

Biologix represents and warrants that, except with respect to Product Registrations, (i) all necessary consents, approvals and authorizations of, and (ii) all notices to, and filings by Biologix with, all Governmental Bodies required to be obtained or provided by Biologix as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained and provided, except for those approvals, if any, not required at the Effective Date.  In connection therewith, Biologix represents that it and its Sub-Distributors are duly registered as pharmaceutical products distributors in each of their respective Parts of the Territory.

7.1.9

Biologix represents, warrants and covenants that it has not used, prior to the Effective Date, and shall not use, during the Term, in any capacity associated with or related to this Agreement, the services of any Persons who have been, or are in the process of being, (i) debarred under 21 U.S.C. § 335(a) or (b) or any comparable Applicable Law in the Territory, or (ii) excluded from participation in the Medicare program, any state Medicaid program or any other health care program.  Furthermore, neither Biologix nor any of its officers, employees, Sub-Distributors or consultants have been convicted of an offense under either (x) a federal or state law that is cited in 21 U.S.C. § 335(a) as a ground for debarment, denial of approval or suspension, or (y) any other comparable Applicable Law as a ground for debarment, denial of approval or suspension.  Biologix shall notify Amarin immediately upon learning of any circumstance that would cause this certification under this Section 7.1.9 to become false or inaccurate.

7.1.10

Biologix represents and warrants that, as of the Effective Date, neither Biologix, nor, to the knowledge of Biologix, its Sub-Distributors, have received written notice of any proceedings pending before or threatened by any Governmental Body with respect to any facility where the Product will be warehoused or stored.

7.1.11

Biologix represents, warrants and covenants that, during the Term, it (i) shall use commercially reasonable efforts to procure and maintain valid Product Registrations for the Product in the Territory, (ii) shall not market, promote, sell or distribute Product in the Territory until it has obtained valid Product Registrations required therefor unless local regulations allow for such supply and (iii) shall comply with the terms of usage for the Amarin Promotional Materials and Biologix Promotional Materials under Section 2.1.6.

7.1.12

Biologix represents, warrants and covenants that, during the Term, it shall comply with the terms and conditions of the Quality Agreement and the written pharmacovigilance agreement referenced in Section 8.1.

7.1.13

Biologix represents, warrants and covenants that: (i) as of the Effective Date, Biologix is solvent and has the ability to pay and perform all of its obligations as and when such obligations become due, including payment obligations and other obligations under this Agreement, (ii) as of the Effective Date, Biologix’s compensation programs for its sales Representatives do not, and during the Term will not with respect to the Product, provide financial incentives for the promotion, sales, and marketing in violation of any Applicable Laws or any professional requirements, (iii) as of the Effective Date, no claim or demand of any Governmental Body has been asserted to Biologix arising out of Biologix’s regulatory or distribution activities with respect to any other products that could reasonably be expected to impact Biologix’s ability to perform any of its obligations under this Agreement, and no investigations are pending or, to the knowledge of Biologix, threatened relating to such activities and (iv) during the Term, Biologix’s medical, regulatory or legal teams will review all training materials and programs prior to use by Biologix to ensure that such training materials and programs are in accordance with the Marketing Plan and the Product Registrations and in compliance with Applicable Laws.
7.1.14

Biologix represents, warrants and covenants that, during the Term, all Product used by, or under authority of, Biologix shall be handled, stored and distributed by Biologix, in accordance with, and shall conform to, Applicable Law and the terms of this Agreement.

7.1.15

Failure to comply with any provision of this Section 7.1 shall constitute a material breach of this Agreement for which Amarin may terminate this Agreement effective immediately upon notice to Biologix pursuant to Section 14.2.1.

7.2	Representations and Warranties of Amarin

.

7.2.1

Amarin represents and warrants that, it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action.

7.2.2

Amarin represents, warrants and covenants that: (i) assuming due authorization, execution and delivery by Biologix, the execution, delivery and performance of this Agreement and the transactions contemplated hereby are legal and valid obligations binding on Amarin and enforceable against Amarin in accordance with its terms and (ii) this Agreement does not contravene or constitute a violation of (a) any Applicable Law in the Territory or of any Governmental Body and, to its knowledge, Amarin is in compliance in all material respects with all material Applicable Laws applicable to the subject matter of this Agreement, or (b) any judgment, contract or other agreement to which Amarin is or will be a party or by which Amarin may be bound.

7.2.3

Amarin hereby represents and warrants that Product when delivered to Biologix will comply with the product specifications listed in the Marketing Authorization (the “Product Warranty”).  Amarin makes no other warranty, express or implied, in relation to the Product.

7.3	Limitation of Liability

.

7.3.1

In no event shall a Party, its Affiliates or Representatives be liable, whether under contract, tort, indemnity or otherwise, for any indirect, incidental, special, consequential, exemplary, special, reliance or punitive damages, including: (i) loss of profits, income, revenue or anticipated savings, contracts or business relationships, (ii) loss of goodwill or (iii) loss of capital, regardless of whether it was advised or notified of such damages in advance..

7.3.2

The foregoing limitation shall apply to the fullest extent permitted by Applicable Laws in the applicable jurisdiction.  In the event the foregoing limitation of liability shall be, for any reason, held unenforceable or inapplicable in any jurisdiction, [***].

7.3.3

Such limitation in this Section 7.3 shall not apply to damages arising under this Agreement from indemnification obligations or breach by either Party of their confidentiality obligations or damages caused by gross negligence or willful misconduct.  Further, such limitation in this Section 7.3 shall not apply for breach of material contractual obligations or product liability.

7.4	Indemnification and Insurance

.

7.4.1

Amarin hereby agrees to save, indemnify, defend and hold Biologix and its respective directors, officers, agents and employees harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each a “Third Party Claim”) to the extent resulting or otherwise arising from (i) any breach by Amarin or its Affiliates, sublicensees or subcontractors of any of Amarin’s representations, warranties, covenants or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct by Amarin or its Affiliates, sublicensees or subcontractors or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement or (iii) any matter related to the manufacturing of the Product (including, for clarity, product liability Losses resulting therefrom) by Amarin or its Affiliates, sublicensees or subcontractors or their respective officers, directors, employees, agents or consultants.

7.4.2

Biologix hereby agrees to save, indemnify, defend and hold Amarin, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting or otherwise to the extent arising from (i) any breach by Biologix (or by any of its subcontractors, wholesalers or Sub-Distributors) of any of Biologix’s representations, warranties, covenants or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct by Biologix (or by any of its subcontractors, wholesalers or Sub-Distributors) or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, (iii) any matter related to the Territory specific packaging and labelling of Product, or the importation, exportation, distribution, promotion, marketing and sale of Product in the Field in the Territory (including, for clarity, any product liability Losses resulting therefrom) by Biologix (or by any of its subcontractors, wholesalers or Sub-Distributors) or their respective officers, directors, employees, agents or consultants, (iv) the failure by Biologix to initiate a Product recall, withdrawal or market notification that is proposed by Amarin under Article 9 or (v) any claim with respect to a Latent Defect not timely notified by Biologix in accordance with Section 4.2.3.
7.4.3

The obligations to indemnify and defend set forth in Section 7.4.1 and 7.4.2 shall be contingent upon the Party seeking indemnification (the “Indemnitee”): (a) notifying the indemnifying Party of a claim, demand or suit [***] (provided, however, that Indemnitee’s failure or delay in providing such notice shall not relieve the indemnifying Party of its indemnification obligation except to the extent the indemnifying Party is prejudiced thereby), (b) allowing the indemnifying Party and/or its insurers the right to assume direction and control of the defense of any such Third Party Claim, (c) using its commercially reasonable efforts to cooperate with the indemnifying Party and/or its insurers in the defense of such Third Party Claim at the indemnifying Party’s expense, and (d) agreeing not to settle or compromise any Third Party Claim without prior written authorization of the indemnifying Party.  Indemnitee shall have the right to participate in the defense of any such Third Party Claim referred to in this Section 7.4.3 utilizing attorneys of its choice, at its own expense; provided, however, that the indemnifying Party shall have full authority and control to handle any such Third Party Claim.  The indemnifying Party shall have the right to settle or compromise any action or otherwise seek to terminate any pending or threatened action for which indemnity may be sought hereunder (whether or not any indemnified Party is a party thereto) as long as such settlement, compromise or termination includes an unconditional release of, and does not include an admission of liability by, each indemnified Party from all liability in respect of such Third Party Claim.

7.4.4

Each Party shall procure and maintain insurance that is available on commercially reasonable terms, including general liability, clinical trial insurance (as applicable), product liability insurance and other insurance as necessary, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which Product is being commercially distributed or sold by a Party pursuant to this Agreement, and such insurance coverage shall be, in no event less than, in amounts per loss occurrence and in the aggregate as are customary in the industry in the Territory.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under Section 7.4 or 17.1. Each Party shall provide the other Party with written evidence of such insurance upon request of the other Party and upon expiration of any one coverage.  Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, nonrenewal or material change in such insurance which materially adversely affects the rights of the other Party hereunder.

8.Pharmacovigilance

.

8.1	Pharmacovigilance Generally

.  Subject to the terms of this Section 8.1, each Party shall be responsible for its respective pharmacovigilance obligations under Applicable Laws.  To the extent permitted under Applicable Laws, Biologix shall be responsible for the collection, review, assessment, tracking and filing of information related to Adverse Events and Product Complaints associated with the Product in the Territory (whether or not Marketing Authorization has been obtained), in each case in accordance with Applicable Laws, this Agreement and the pharmacovigilance agreement (and Biologix shall ensure that, in the performance of its obligations and services under this Agreement, it will record, investigate, summarize, notify, report and review all Adverse Events and Product Complaints in accordance with Applicable Laws, including, for clarity, laws relating to Adverse Event and Product Complaint reporting in both the United States and the Territory).  Amarin (or its designee) shall be responsible for the collection, review, assessment, tracking and filing of information related to Adverse Events and Product Complaints associated with the Product in the countries outside the Territory.  The safety units from each of the Parties shall meet and agree upon a written pharmacovigilance agreement for exchanging Adverse Event, Product Complaint and other safety information relating to the Product within [***] of the Effective Date; such agreement shall specify, among other things, detailed processes (including timing of notice delivery) for how Adverse Events and Product Complaints will be coordinated between the Parties, including the periodic reporting requirements in connection therewith and other standard terms and conditions customary in the pharmaceutical industry for agreements of this nature and companies engaged in comparable activities.  Such written pharmacovigilance agreement shall be reviewed annually by the Parties and updated to comply with changes in Applicable Law (including laws of the United States) and shall ensure that Adverse Events and Product Complaints associated with the Product and other safety information is exchanged according to a schedule that will permit each Party (and its designees or Sub-Distributors, as applicable) to comply with Applicable Laws and regulatory requirements in their respective markets.  Biologix shall not make any safety or performance claims related to the Product which have not been made in Amarin Promotional Materials or otherwise previously approved in writing by Amarin (in each case, to the extent compliant with Applicable Law).  For the avoidance of doubt, with respect to the each Party’s pharmacovigilance obligations, in the event of any conflict between the terms of this Agreement and the terms of the written pharmacovigilance agreement, the written pharmacovigilance agreement shall control.

8.2	Global Safety Database

.  Amarin shall be responsible for maintaining the global safety database for Product.  The written pharmacovigilance agreement prescribed by Section 8.1 shall ensure that Adverse Event and other safety information is exchanged according to a schedule that will permit Amarin (and each of its designees) to comply with Applicable Laws and regulatory requirements in their respective markets.  Amarin shall provide Biologix with reasonable access to such global safety database without any compensation to Amarin.

8.3	Medical Inquiries

.  Following the Effective Date, to the extent permitted by Applicable Laws, Biologix shall be responsible for handling all medical questions or inquiries in the Territory, including all Product Complaints, with regard to any Product sold by or on behalf of Biologix (or any of its Affiliates or Sub-Distributors), in each case in accordance with Applicable Laws, the Product Registrations and this Agreement.  Amarin shall provide a copy of any standardized responses to medical inquiries to Biologix for Biologix’s use with respect to the Product in the Field in the Territory; provided, that Biologix shall provide Amarin with a copy of any medical questions or inquires which fall outside of the scope of the standardized responses provided to Biologix hereunder.  Amarin shall immediately forward any and all medical questions or inquiries which it receives with respect to any Product sold by or on behalf of Biologix (or any of its Affiliates or Sub-Distributors) in the Territory to Biologix in accordance with all Applicable Laws and Biologix shall immediately forward to Amarin any and all medical questions or inquiries that it receives with respect to Product not sold by or on behalf of Biologix (or any of its Affiliates or Sub-Distributors) outside the Territory, in accordance with all Applicable Laws.  Notwithstanding the foregoing, Amarin shall be responsible for handling all Product Complaints other than those related to the importation, distribution, storage, promotion, marketing and sale of the Product in the Field in the Territory, and Biologix shall refer all such Product Complaints to Amarin within two (2) business days following receipt of such Product Complaint.  Biologix shall be responsible for handling all Product Complaints related to the importation, distribution, storage, promotion, marketing and sale of the Product in the Field in the Territory, and Amarin shall refer all such Product Complaints to Biologix.  The Parties shall specify in the Quality Agreement and/or written pharmacovigilance agreement detailed processes (including timing) for the periodic reconciliation of Product Complaints between the Parties.

8.4	Communications from Governmental Bodies

.  Each Party shall promptly inform the other Party in writing of notification of any action by, or notification or other information which it receives (directly or indirectly) from, any Governmental Body whether inside the Territory or outside the Territory which (i) is non-routine or significant, (ii) raises any material concerns regarding the safety or efficacy of the Product, (iii) indicates or suggests a potential material liability of either Party to third parties in connection with the Product, (iv) is reasonably likely to lead to a recall, withdrawal, market notification or other Governmental Body action (affecting the sale or movement of Product) with respect to the Product whether inside the Territory or outside the Territory or (v) relates to expedited and periodic reports of Adverse Events with respect to the Product whether inside the Territory or outside the Territory, or Product Complaints, and which may have an adverse impact on Product Registration or the continued distribution, promotion, marketing and sale of the Product whether inside the Territory or outside the Territory.  Biologix shall be solely responsible for responding to any such communications relating to the Product in the Field in the Territory and the Parties shall reasonably cooperate with and assist each other in complying with regulatory obligations, including by Amarin providing to Biologix such information and documentation which is in Amarin’s possession as may be necessary for Biologix to prepare a response to an inquiry from a Governmental Body in the Territory with respect to the Product in the Field.  Each Party shall also promptly provide the other Party with a copy of all correspondence received from a Governmental Body whether inside the Territory or outside the Territory specifically regarding the matters referred to above.  Amarin (or its designee) shall be solely responsible for any communications relating to the Product outside the Territory or outside the Field.  Without limiting the generality of the foregoing, nothing herein shall relieve Biologix from its notification and reporting obligations under Section 13.7.

9.Recall, Withdrawal and Market Notification of Product

.

9.1	Notification

.  In the event either Party has reason to believe that one or more lots of Products should be recalled or withdrawn from distribution (or market notification issued), such Party shall immediately inform the other in writing.

9.2	Decisions

.  To the extent permitted by circumstances, the Parties will confer before initiating any recall, withdrawal or issuing an advisory letter (or market notification) regarding reliability of or defects in a Product, but the decision whether to initiate a recall, withdrawal or an advisory letter (or market notification) shall be at Amarin’s sole decision as the holder or beneficiary of the Marketing Authorization, and, if so decided, such recall, withdrawal or advisory letter (or market notification) shall be conducted by Amarin, with Biologix providing such local assistance as is requested by Amarin.

9.3	Assistance from Biologix

.  Biologix shall comply with recommendations by Amarin and assist in recall, withdrawal or market notification campaigns (whether voluntary or requested) that Amarin decides to conduct.  Biologix shall at all times utilize a batch tracing system which will enable the Parties to identify, on a prompt basis, Customers within the Territory who have been supplied with Product of any particular batch, and to recall or withdraw such Product from (or issue a market notification to) such Customers as set forth in Article 9.

9.4	[***].

10.Records, Stock Statements and Audits

.

10.1	Records

.  Biologix shall at all times maintain complete, detailed and accurate inventory, accounting, shipment and other records as may be required to document its performance and compliance under this Agreement for at least [***] after the expiration or termination of this Agreement.  In particular, Biologix shall maintain adequate written procedures and records regarding the distribution and shipment of the Product in such a form as to enable Amarin to trace immediately the location of all Product at any time.

10.2

Stock Statements.  Biologix shall provide Amarin with a monthly stock statement containing the following information, per individual Product: (i) total amount held in stock on first day of month with expiration dates, (ii) total amount held in stock on last day of month with expiration dates, (iii) total amount of deliveries received in the month and (iv) total amount distributed and invoiced by Biologix during the month detailed per named Customer.  This report shall be provided to Amarin on the first working day of each month during the Term (as applicable, taking into account the First Commercial Sale and Marketing Authorization dates and when Biologix receives its first shipment of Product from Amarin).

10.3	Audits

.  Amarin shall have the right to conduct at least one (1) Compliance Audit prior to the first shipment of Product to Biologix, the results of which (including any remediation necessary to address any deviations or observations from such audit) shall be reasonably acceptable to Amarin prior to such shipment.  During the Term, for the purpose of auditing and monitoring the performance of Biologix’s compliance with this Agreement, Amarin shall have the right to inspect or have inspected by an independent auditor or other Representative and have access to, [***] (or more frequently upon a showing of good reason), upon reasonable notice, all premises and records of Biologix that are relevant to the subject matter of this Agreement (“Compliance Audit”).  Amarin shall have the right to make copies or extracts from the records of Biologix.  In particular, Biologix shall allow authorized Representatives of Amarin access to Biologix’s warehouse where the Products are stored (including, where its commercial documents are stored relating to: (a) Product Registrations, (b) compliance with this Agreement and marketing, sales and other registration requirements in the Territory and (c) all other relevant documents (including, training records) relating to general compliance with Applicable Law and this Agreement) and to inspect all stock and inventory of Products.  Amarin shall provide a report detailing the results of any Compliance Audit to Biologix within [***] receipt thereof, and Biologix shall respond to each audit observation detailed in such report within [***] after receipt thereof, in reasonable detail and in form and substance reasonably acceptable to Amarin.  Such rights of access, audit, inspection and making of copies for any year shall terminate [***] after the close of each fiscal year in respect of deliveries made or amounts paid or payable for such year.  To the extent that any Compliance Audit by or on behalf of Amarin requires access and review of any commercially or strategically sensitive information of Biologix or its Affiliates relating to the business of Biologix or its Affiliates, such activity shall be carried out by a Third Party professional advisor appointed by Amarin and such professional advisor shall only report back to Amarin such information as is directly relevant to informing Amarin on Biologix’s compliance with the particular provisions of this Agreement being Compliance Audited (and shall enter into a commercially reasonable confidentiality agreement consistent with the foregoing).  The costs and fees of any such Compliance Audit [***].  The audit rights described in this Section 10.3 are without limitation of other audit rights described elsewhere in this Agreement.

11.Payments

.

11.1	Upfront Payment

.

11.1.1

In consideration of being appointed the exclusive distributor of the Product in the Field in the Territory, and in recognition of the historic product development costs incurred by Amarin, on the Effective Date, Biologix shall pay to Amarin a one-time upfront amount equal to [***] (the “Upfront Payment”) by wire transfer of immediately available funds into an account designated in writing by Amarin.  The Upfront Payment shall be non-refundable and non-creditable against any other payments due hereunder.

11.2	Deposit for Prepaid Purchases

.

11.2.1

Biologix shall also make a one-time non-refundable deposit of [***] (the “Prepaid Purchase Deposit”) by wire transfer of immediately available funds into an account designated in writing by Amarin to be allocated to future purchases of Product inventory from Amarin.  The Prepaid Purchase Deposit shall be paid in two (2) equal instalments of [***], to be paid on the six (6) and twelve (12) month anniversary dates of the Effective Date.  Future invoices for (i) Product generated by Amarin pursuant to a corresponding Purchase Order and (ii) the Service Fee generated by Biologix, shall be credited against the Prepaid Purchase Deposit until the amount of such deposit is fully exhausted.

11.3	Service Fee

.

11.3.1

During the Term, from the Effective Date through the [***] following the first commercial launch of the Product in the Territory, Amarin shall pay Biologix a Service Fee in consideration of the services provided by Biologix under this Agreement; provided, that no Service Fee shall be payable on Sample Packs sold by Amarin to Biologix.

11.3.2

For all amounts of Product purchased by Biologix during any year of the Term, Biologix shall invoice Amarin, in the month of shipment [***] (“Estimated Service Fee Payment”), and Amarin shall pay (subject to Section 11.2.1) such invoiced amount [***]  after receipt of the invoice.  Where possible the Estimated Service Fee Payment will be set-off against payment of other invoices by Biologix.

11.3.3	[***], Biologix shall prepare and send to Amarin a report stating, on a Part of the Territory-by-Part of the Territory basis: (A) [***].
11.3.4	[***].
11.3.5	[***].

12.Trademarks and Intellectual Property

.

12.1	Trademark License

.  Amarin grants to Biologix a non-exclusive license to use the Trademarks in connection with importation, distribution, promotion, marketing and sale of Product in the Field in the Territory.  Biologix agrees to use its best efforts to promote, market and actively sell the Product in the Territory only under the respective Trademarks authorized by Amarin.  Biologix’s right to sublicense the license granted hereunder shall be governed by Section 2.2.1 and 2.2.2.

12.2	Intellectual Property

.  Other than the license set forth in Section 2.1, Biologix shall have no rights under this Agreement in the Trademarks, trade names, distinctive packaging, designs, copyrights, patents, or other intellectual property rights (the “Intellectual Property”) of Amarin or any Affiliates of Amarin.  Biologix agrees to use the Intellectual Property only as may be approved by Amarin.  Biologix undertakes, upon termination or expiration of this Agreement, to discontinue all use of the Intellectual Property of Amarin.  Any Intellectual Property conceived, discovered, invented, developed, created, made or reduced to practice by Biologix related to Product shall be the sole and exclusive property of Amarin.

12.3	Ownership and Registration of Local Marks

.  Biologix acknowledges the exclusive right, title and interest of Amarin or any Affiliates of Amarin in and to the Trademarks and will not do or cause to be done any act or thing contesting or, in any way, impairing or tending to impair any part of said right, title or interest, either during the Term of this Agreement or at any time after expiration or termination of this Agreement.  In the event that the Parties determine that registration of a Trademark in the local language in the Territory is necessary or useful for the sale and distribution of the Product in the Territory, Amarin shall be responsible for the filing and cost of such registration and Amarin shall own and hold such Trademark in its name.  Upon written request of Amarin, Biologix shall assist in the processing, filing and registration of such Trademark in the Territory.

12.4	Use Restrictions

.  In particular, Biologix shall not file, register or use any trademark, trade name or symbol that is identical with or similar to the Trademarks in respect of identical or similar goods or services or otherwise associate the Product with a trademark other than the Trademarks set forth on Exhibit A without the prior written consent of Amarin.  Furthermore, Biologix shall use the Trademarks with the symbols ™ or ® as appropriate.

12.5	No Warranty

.  Biologix acknowledges that Amarin does not give any warranty, either express or implied, as to the issuance and validity of the Trademarks.

12.6	Goodwill

.  Any goodwill arising from the use of the Trademarks by Biologix shall inure to the benefit of Amarin and its Affiliates, as appropriate.  To this effect, Biologix shall use a license notice in conjunction with the Trademarks on the goods, their packaging or any advertising material such as “[Trademark] is a registered trademark of [Proprietor Name]” or in some other form as Amarin or its Affiliates may reasonably require from time to time.

12.7	Review of Materials

.  Biologix shall, not less than [***] or upon request of Amarin or one of its Affiliates, submit to the requesting party prior to the printing or dissemination of any materials not provided by Amarin or one of its Affiliates, such as brochures, advertisements and the like using the Trademarks, to allow Amarin or its Affiliate to review and approve the manner in which the Trademarks are used.  If Amarin does not respond to Biologix with comments or disapproval within [***], such materials shall be deemed approved.

12.8	Notification of Infringement

.  Biologix shall promptly report to Amarin particulars of any use by any other party of a trademark, trade name or mode of advertising which comes to Biologix’s attention and which might qualify as an infringement of the Trademarks or as unfair competition or in breach of any other Applicable Laws.

12.9	Notification of Challenge

.  In the event that it comes to the attention of Biologix that any party alleges that the Trademarks are invalid or that they infringe any rights of such party or that the Trademarks are open to any other form of attack, Biologix shall promptly report the matter to Amarin in writing.

12.10	Notification by Amarin

.  In the event that it comes to the attention of Amarin that any party alleges that the Trademarks are invalid or that they infringe any rights of such party or that the Trademarks are open to any other form of attack, Amarin shall promptly report the matter to Biologix in writing.

12.11	Cooperation of Biologix

.  In an event of any of the foregoing situations, Biologix shall not take any action, either amicably or legal, and shall let Amarin or one of its Affiliates or a nominee or designee of Amarin or such Affiliate take any action suitable in its judgment; provided, however, that Biologix, at Amarin’s request, shall cooperate and assist in any action so taken.  If Amarin chooses not to take action and Biologix believes action is in the Parties’ best interest, the Parties agree to confer in good faith and determine whether and under what conditions Biologix may take action on Amarin’s behalf.

13.Compliance, Audit and Certification

.

13.1	Change of Control

.  Biologix shall inform Amarin in writing of any Change of Control of Biologix by a Third Party that, directly or indirectly, markets, promotes, sells or distributes a Competing Product (an “Amarin Competitor”), at least [***] before such change is to become effective.

13.2	Compliance with Laws

.  Biologix acknowledges that it is aware of and will fully comply with the following:

13.2.1	OECD Convention on combating bribery of foreign public officials in international business transactions (the “OECD Convention”), the Foreign Corrupt Practices Act of

1977 of the United States of America (“FCPA”) and the UK Bribery Act 2010 (the “UK Bribery Act”) and the Applicable Laws in the Territory.  Biologix warrants that it will take no action in violation of the OECD Convention, the FCPA or the UK Bribery Act, and (without prejudice to the generality of the foregoing) will make no payment nor transfer anything of value, directly or indirectly, to any official of the Territory, political candidate of the Territory, political party of the Territory or official thereof, to influence any decision to obtain or retain business or gain an advantage in the conduct of business.  Biologix further warrants that it will not promise or give a financial or other advantage, directly or indirectly, to induce a Person to perform a function improperly in violation of the FCPA or the UK Bribery Act’s prohibition against commercial bribery;

13.2.2

U.S. export laws and regulations, U.S. sanction laws and regulations (including OFAC’s general licenses for medicines to be exported to Iran and Syria), U.S. anti-corruption laws and regulations and U.S. anti-boycott laws and regulations as applicable to exports to a country in the Territory;

13.2.3

U.S. re-export laws and regulations and U.S. sanction laws and regulations (including OFAC’s general licenses for medicines for exports to Iran and Syria) as applicable to exports to a country in the Territory;

13.2.4	Third country export and sanction laws and regulations as applicable to exports to a country in the Territory; and
13.2.5	U.S. anti-corruption laws and regulations and U.S. anti-boycott laws and regulations as may be applicable to subsidiary companies that are owned and/or controlled by Amarin Pharma.
13.3	Government Officials

.  Biologix warrants that no governmental official of the Territory has any direct or indirect interest in its company and that none of its directors or officers are governmental officials of the Territory or related to governmental officials of the Territory.

13.4	Economic Sanctions

.  Biologix represents, warrants, covenants and agrees that (i) it is not, and will not, in connection with the marketing, promotion, export and sale of Product, do business with or sell directly or indirectly to any Persons (a) considered by the United States Office of Foreign Asset Control (“OFAC”) to be “Blocked Persons” or “Specifically Designated Nationals” as included in http://sdnsearch.ofac.treas.gov/) or (b) that are the subject of European Union or United Nations economic sanctions from time to time; (ii) it is not, and will not, (a) in connection with the re-export of the Product from a third country, do business with or sell directly or indirectly to any Persons considered by OFAC or by such third country to be “Blocked Persons” or “Specifically Designated Nationals” or (b) be owned or controlled, directly or indirectly by any Person that is the subject of U.S., European Union or United Nations economic sanctions from time to time and (iii) it is aware of and, hereby confirms its compliance with, all applicable economic sanctions programs, including, any applicable economic sanctions imposed by the U.S., European Union, United Nations and/or any relevant third country.

13.5	Export Controls

.  Biologix shall comply with all applicable export and re-export controls imposed by the United States government, European Union and the government of any third country from which any of the Product is manufactured or which would by their terms be applicable to the export, re-export and import of Product hereunder, to the extent such restrictions relate to the export, or re-export, of Product or the transfer of any technical data of Amarin or any of its Affiliates.  Biologix shall not, without the prior specific or general written license approval of the United States Department of Commerce, OFAC or any other applicable third country’s governmental agency, sell, export or re-export any Product to any Customer that Biologix knows, or has reason to know, will use, directly or indirectly, such Product in any chemical or biological warfare application or any other end use that is prohibited or otherwise restricted by the U.S. government or by the government of any third country from which the Products are exported or re-exported.  Biologix shall cooperate with Amarin, and shall submit all documentation requested by Amarin, to obtain the appropriate licenses prior to the export or re-export of the Product or the transfer of any such technical data.  If required by Amarin, Biologix shall also obtain an end-use statement from the end-user of the Product.  Biologix further agrees that it shall comply with all import and export restrictions of any country in which Biologix is doing business, including verification by Biologix that no end-user of the Product or recipient of technical data has been listed on any country’s “denied parties” list.  In the event that Biologix breaches any provision set forth in this Section 13.5, Amarin shall have no further obligation to supply Biologix with Product under this Agreement, until such breach is remedied, as determined by Amarin, in its sole and absolute discretion.

13.6	Compliance of Representatives

.  Biologix warrants and covenants that, it shall remain solely responsible and liable for the performance by its Representatives of any of the obligations delegated to them by Biologix hereunder and it shall ensure that such Representatives shall be bound by and comply with all applicable terms and conditions of this Agreement, including this Article 13. Biologix shall, without limitation: (i) exercise due diligence in selecting any Representatives, (ii) provide or ensure they have received appropriate training, including training with respect to Adverse Event and Product Complaint reporting, to ensure their compliance with this Agreement, (iii) monitor and audit their activities at reasonable intervals to ensure compliance with this Agreement and (iv) document and make available upon request of Amarin, all records and other documentation, correspondence or information available pertaining to measures adopted by Biologix to meets its obligations under this Agreement.

13.7	Compliance Program

.  Biologix shall maintain an effective comprehensive corporate compliance program that is compliant with Applicable Laws.  Such compliance program will require Biologix to investigate any such report of wrongdoing and take appropriate action reasonably calculated to avoid future violations.  Biologix shall promptly provide to Amarin written copies in English of any reports of any investigations initiated by Governmental Bodies in the Territory (including immediate written notification of any such investigation and any final reports issued in connection therewith) and cooperate with Amarin to enable it to meet its compliance program obligations and its obligations to Governmental Bodies.

13.8	Certification of Compliance

.  Within [***] of each anniversary of the Effective Date (i.e., once per calendar year on the anniversary of the Effective Date), Biologix shall submit to Amarin a written certification by an appropriate corporate officer of Biologix, in a form acceptable to Amarin, regarding Biologix’s (and its Representatives, as applicable) compliance with the terms of this Article 13.

14.Term and Termination

.

14.1	Term

.

14.1.1

This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 14, shall remain in effect until (10) years after the first commercial launch of Product in the Territory (the “Term”).

14.1.2	The acceptance of one or more Purchase Orders by Amarin after the Term of this Agreement shall not constitute a renewal of this Agreement, but instead, distinct individual one-time Purchase Orders.
14.2	Termination

.

14.2.1

This Agreement may be terminated (in whole or in part) by either Party immediately upon written notice if the other Party fails to perform any of its duties or responsibilities or breaches any of its material obligations hereunder (including as set forth in Section 7.1.15), and such failure has not been remedied by such Party in breach within sixty (60) days from receipt of written notice of such breach.  For the avoidance of doubt, if either Party is entitled to terminate this Agreement in accordance with the foregoing, such Party shall have the right not to terminate this Agreement (and, in the case of Amarin, it shall have the right to make this Agreement non-exclusive as to Biologix); provided, however, that, in such event, such Party may exercise its available rights and remedies in accordance with Section 17.10; provided, further, that each Party shall remain subject to its payment obligations accrued under this Agreement prior to the effective date of termination.

14.2.2

In the event that either Party files a petition of bankruptcy, enters into insolvency or liquidation proceedings either voluntarily or involuntarily, or if a receiver is appointed with respect to the assets of such Party, or any similar action is filed by or against such Party under bankruptcy or insolvency laws, or such Party executes a bill of sale, deed of trust of assignment for the benefit of creditors and such measure is not dismissed within thirty (30) days, then the Party not so affected shall have the right to terminate this Agreement; provided, that, if the affected Party provides evidence reasonably satisfactory to the non-affected Party that any such action under this Section 14.2.2 is without merit, then the non-affected Party shall not have the right to terminate this Agreement.

14.2.3	Amarin may terminate this Agreement by written notice with immediate effect:
(i)	in the event Biologix breaches any of the restrictive covenants under Section 2.2.3 or fails to meet its minimum sales targets [***] pursuant to Section 3.3 of Exhibit B;
(ii)	in the event Biologix undergoes a Change of Control by an Amarin Competitor; or
(iii)

in the event Biologix’s conduct is deemed prejudicial to the interests of Amarin.  Biologix acknowledges that any OECD Convention, FCPA, UK Bribery Act or other legislation violation, or refusal to subject itself to a Compliance Audit shall be considered highly prejudicial to the interests of Amarin.

14.2.4	Amarin may terminate this Agreement (on a Part of the Territory-by-Part of the Territory basis) by written notice to Biologix with immediate effect in accordance with Section 2.2.4 and 3.3.3.
14.2.5	Termination pursuant to this Section 14.2 shall be in addition to, and not in place of, Amarin’s other rights and causes of action.
14.3	Survival

.  Termination of this Agreement shall not relieve either Party of any obligation or liability accrued prior to the termination date.  The obligations of the Parties under Articles 3, 5, 6, 7, 9, 10, 11, 12, 13, 15, 16 and 17 shall survive termination of this Agreement.

15.Rights after Termination and Expiration

.

15.1	Transfer of Marketing Authorization

.  [***], Biologix shall immediately transfer, without compensation, to Amarin or Amarin’s designees any Marketing Authorization documentation, licenses, permits and any other official approvals required for the importation, sale and distribution of Product in the Field in the Territory, including, the original documents relating thereto to ensure such transfer is effective on such expiration or termination date (or where such transfer is not Applicable Law, surrender the same and use its best efforts to ensure that Amarin obtains or Amarin’s designee obtains equivalent Product Registrations), if not already in Amarin’s name.  Biologix shall promptly execute all documents reasonably required by Amarin in connection with such transfer or surrender and comply with Amarin’s instructions.

15.2	Actions on Termination or Expiration

.  On termination or expiration of this Agreement for any reason whatsoever:

15.2.1	Biologix shall immediately cease to sell, distribute, market and promote the Product in the Field in the Territory;
15.2.2

Biologix shall immediately cease to describe itself as a distributor of the Product in the Field in the Territory and cause to be de-registered with any Governmental Body their status as a licensed distributor in the Territory on a Part of the Territory-by-Part of the Territory basis;

15.2.3

Biologix shall immediately return to Amarin, destroy or caused to be destroyed, as requested by Amarin, all at Biologix’s own cost, any and all documents (including, sales materials) and information which have been supplied by Amarin or been produced by or on behalf of Biologix hereunder and are in the possession of Biologix;

15.2.4	Biologix shall immediately cease to use any material, any stationery or any other document bearing a Trademark, trade name or symbols of Amarin or of its Affiliates;
15.2.5	Any amounts which Amarin is entitled to hereunder shall become immediately payable by Biologix;
15.2.6

Biologix shall not be entitled to exercise any rights granted by Amarin in this Agreement, except for the rights which, according to the provisions of this Agreement, shall survive termination or expiration thereof;

15.2.7

All unshipped orders of Biologix, even though previously accepted by Amarin shall automatically become null and void without any liability of either Party; provided, that (i) subject to Biologix’s payment in advance to Amarin, Amarin shall ship valid and binding Purchase Orders (subject to Section 3.3.4) accepted and acknowledged in writing prior to notification of termination of this Agreement or its expiration and (ii) with respect to any unused portion of the Prepaid Purchase Deposit, Amarin shall decide, in its sole discretion, (a) whether to ship valid and binding Purchase Orders accepted and acknowledged in writing prior to notification of termination of this Agreement or its expiration and/or (b) to return any unused portion of such Prepaid Purchase Deposit to Biologix; and

15.2.8

Biologix shall provide all necessary assistance, at its own expense, to ensure a smooth transition to Amarin or any Person designated by Amarin of the activities contemplated by this Section 15.2; including, entering into good faith discussions with Amarin to assess the implications of any termination or expiration of this Agreement and assist with the development of an action plan to facilitate such transition to a Third Party and, in this case, Biologix shall take no steps to jeopardize or harm the prospects of Amarin in either establishing its direct sales and marketing presence, or new relationship with a Third Party in the Territory.
15.3	Inventory of Products

.

15.3.1

[***]  from the date of termination or expiration of this Agreement, Biologix shall submit to Amarin a complete list of Product in stock and shall upon request grant Amarin’s Representatives access to all such Product.  [***] from receipt of such list and the granting of such access, Amarin shall have the right to repurchase all or part of such Product then owned by Biologix, [***].

15.3.2

If, in the reasonable opinion of Amarin, any of the Product owned by Biologix has become unfit for sale, such Product shall be disposed of by Biologix at its expense in accordance with instructions given by Amarin and there shall be no refund due to Biologix from Amarin in connection therewith.

15.3.3

Biologix shall promptly pack and ship to such destination as Amarin may direct the Product that Amarin has chosen to repurchase.  [***], Amarin shall repay to Biologix the Supply Price of such Product plus reasonable freight and insurance charges and applicable duties actually paid by Biologix.  The Parties will cooperate in providing such assistance as either Party may require in order to obtain drawbacks or refunds or reductions of duties or taxes levied on the Product repurchased.  In the event Amarin does not repurchase any inventory or purchases only part thereof, [***]

15.4	No Liability

.  Amarin shall not be liable to Biologix for any damages, indemnity or compensation whatsoever for reasons of termination, non-renewal or expiration of this Agreement, as provided herein, whether such damages, indemnity or compensation might be claimed for frustrated business expectations, anticipated sales, loss of investment, loss of present or prospective profits, loss of goodwill, indemnity for customers or business expenditures, or any other reason claimed to be caused from the termination or expiration of this Agreement.  As a condition precedent of Amarin entering into this Agreement, Biologix expressly waives any rights it may have, however they may arise, to claim such damages, indemnity or compensation from Amarin upon the termination or expiration of this Agreement.

15.5	Existing Payment Obligations

.  All indebtedness of each respective Party to the other shall become immediately due and payable without further notice or demand, which is hereby expressly waived.

16.Confidentiality

.

16.1	Confidentiality Obligations

.  Biologix agrees that, for the Term of this Agreement plus five (5) years thereafter, Biologix shall, and shall ensure that its Representatives and Sub-Distributors, hold in confidence all Confidential Information, unless such information:

16.1.1	is or becomes generally available to the public other than as a result of disclosure by Biologix;
16.1.2	is already known by or in the possession of Biologix at the time of disclosure by Amarin;
16.1.3	is independently developed by Biologix without use of or reference to the Amarin’s Confidential Information; or
16.1.4	is obtained by Biologix from a Third Party that has not breached any obligations of confidentiality.
16.2	Non-Disclosure

.  Biologix shall not disclose any of the Confidential Information, except to its Representatives and Sub-Distributors who need to know the Confidential Information for the purpose of performing Biologix’s obligations, or exercising its rights, under this Agreement and who are bound by obligations of non-use and non-disclosure substantially similar to those set forth herein.  Biologix shall be responsible for any disclosure or use of the Confidential Information by its Representatives and Sub-Distributors.  Biologix shall protect Confidential Information using not less than the same care with which it treats its own Confidential Information, but at all times shall use at least reasonable care.  Biologix shall: (a) implement and maintain appropriate security measures to prevent unauthorized access to, or disclosure of, Amarin’s Confidential Information, (b) promptly notify Amarin of any unauthorized access or disclosure of Amarin’s Confidential Information and (c) cooperate with Amarin in the investigation and remediation of any such unauthorized access or disclosure.

16.3	Use

.  Notwithstanding Section 16.1, Biologix may use the Confidential Information of Amarin for the purpose of performing its obligations, or exercising its rights, under this Agreement.

16.4	Required Disclosure

.  Biologix may disclose the Confidential Information of Amarin to the extent required by Applicable Law or court order; provided, however, that Biologix promptly provides to Amarin prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting such Confidential Information from public disclosure.

16.5	Publications

.  Biologix shall not make any announcement of the existence or subject matter of this Agreement or use the name, Trademarks or logos of Amarin or its Affiliates without Amarin’s prior written consent.

16.6	Publicity

.  If, at any time during the Term, Amarin (in its sole discretion) desires to issue a press release in connection with this Agreement, it shall notify Biologix in writing and provide Biologix with a written copy thereof for its reasonable review and comment.  Amarin shall consider in good faith all reasonable comments received from Biologix with respect to such press release; provided, that Amarin shall have the right in its sole discretion to determine the contents of and make any such press release.  Subject to the foregoing sentence, neither Party nor its respective Affiliates shall (without the prior written consent of the other Party, not be unreasonably withheld) make any press release or other public announcement of or otherwise disclose the provisions of this Agreement to any Third Party, except for: (i) disclosure to those of its directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, potential strategic partners, advisors, agents and Sub-Distributors, whose duties reasonably require them to have access to this Agreement; provided, that such directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, advisors, agents or Sub-Distributors, are required to maintain the confidentiality of this Agreement; (ii) disclosures which on the advice of the disclosing Party’s counsel, are required by the rules and regulations of The NASDAQ Stock Market or any securities exchanges, in which case the disclosing Party shall provide the non-disclosing Party with at least sixty (60) hours’ notice, but in any event no later than the time the disclosure required by such NASDAQ Stock Market or any securities exchange is made; (iii) disclosures as may be required by Applicable Laws, in which case the disclosing Party shall provide the non-disclosing Party with prompt advance notice of such disclosure and cooperate with the non-disclosing Party to seek a protective order or other appropriate remedy, including a request for confidential treatment in the case of a filing with the United States Securities and Exchange Commission; (iv) the report on Form 8-K, which may be filed by Amarin or an Affiliate of Amarin setting forth the press release referred to in the first sentence above, and/or this Agreement in redacted form (i.e., Redacted Agreement) as provided in Section 16.7 and/or a summary thereof; (v) disclosures that are consistent with or complementary to those described in clause (iv) but which do not contain any Confidential Information of the other Party; and (vi) other disclosures for which consent has previously been given.  A Party may publicly disclose without regard to the preceding requirements of this Section 16.6 any information that was previously publicly disclosed pursuant to this Section 16.6, so long as the context of such disclosure is substantially similar to the context in which the initial disclosure was made.

16.7	Required Filings

.  Notwithstanding Section 16.6, Amarin may publicly disclose, without violation of this Agreement, such terms of this Agreement as are, on the advice of Amarin’s counsel, required by the rules and regulations of the United States Securities and Exchange Commission or The NASDAQ Stock Market, Inc. (“Redacted Agreement”); provided, that Amarin shall advise Biologix of such intended disclosures and provide Biologix with reasonable opportunity to request that Amarin seek confidential treatment of such disclosures to be filed with the United States Securities and Exchange Commission.  Subject to the immediately preceding sentence, Amarin shall consult with Biologix, and Biologix shall have the right to review and comment with respect to the Redacted Agreement or Biologix’s Confidential Information as part of the confidential treatment request to the United States Securities and Exchange Commission.  Excluding any public disclosures of the terms of this Agreement that are authorized by the preceding sentences or Section 16.6, if Amarin desires to make a public announcement concerning the material terms of this Agreement, or Biologix’s Confidential Information, then Amarin shall give reasonable prior advance notice of the proposed text of such announcement to Biologix for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, conditioned or delayed; provided, that Biologix shall provide its comments, if any, within [***] in the event Amarin is required to make such disclosure pursuant to Applicable Laws or stock exchange rules) after receiving the public announcement for review (and failure for Biologix to provide comments within such time period shall be deemed to constitute Biologix’s consent to such public announcement).  In relation to Biologix’s review of such an announcement, Biologix may make specific, reasonable comments on such proposed public disclosure within the prescribed time for commentary.  Amarin shall not be required to seek the permission of Biologix to disclose any information already disclosed or otherwise in the public domain, provided such information remains accurate.

17.General Provisions

.

17.1	Taxes

.  Biologix shall, with respect to any Applicable Laws in effect on the date of this Agreement be solely responsible for, shall bear and shall pay any and all government taxes and other charges imposed upon, arising out of or related to Biologix property, operations, sales or performance under this Agreement, which are levied and assessed by any Governmental Body.  Such taxes and other charges shall include, by way of illustration and not limitation, income taxes, gross receipt taxes, social security taxes, social insurance charges, value added taxes, property taxes, excise taxes and stamp duties.  Biologix shall also be solely responsible for, shall bear and shall pay any and all taxes and other charges of any Governmental Body assessed against or with respect to Biologix’s Representatives or other agents by reason of wages, salaries or benefits earned and paid by said personnel or Biologix’s or their benefits, or by reason of their presence or the performance of services within the Territory.  Without limitation to its indemnification obligations under Sections 7.3 and 7.4, Biologix shall indemnify and save Amarin and its Affiliates harmless from and against the results of Biologix’s failure to pay or withhold any such taxes and charges set forth in this Section 17.1.

17.2	Relationship of the Parties

.  Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.

17.3	Assignment

.

17.3.1	Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by Biologix without the prior written consent of Amarin.

17.3.2

Amarin may assign this Agreement, in whole or in part, without the consent of Biologix to (i) any Affiliate or (ii) any Third Party to whom Amarin sells all or substantially all of the assets related to this Agreement; provided, that, as a condition to such assignment, the acquirer of such assets shall agree to be bound by the terms and conditions of this Agreement.  Amarin shall give written notice to Biologix promptly following any such assignment; and provide Biologix with any necessary documents as required by the Governmental Bodies so as to maintain the Marketing Authorizations (and where applicable other Product Registrations) in the Territory.

17.3.3

No assignment under this Section 17.3 shall relieve the assigning Party of any of its responsibilities or obligations hereunder and, as a condition of such assignment, the assignee shall agree in writing to be bound by all obligations of the assigning Party hereunder.  This Agreement shall be binding upon the successors and permitted assigns of the Parties.

17.3.4	Any assignment not in accordance with this Section 17.3 shall be void.
17.4	Performance and Exercise by Affiliates

.  Amarin shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates and the performance of such obligations by any such Affiliate shall be deemed to be performance by Amarin; provided, however, that Amarin shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of Amarin hereunder shall be deemed to be a failure by Amarin to perform such obligations.  For clarity, the foregoing means that Amarin may designate an Affiliate to perform its obligations hereunder or to be the recipient of Biologix’s performance obligations hereunder.

17.5	Further Actions

.  Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.6	Accounting Procedures

.  Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with United States generally accepted accounting principles (“GAAP”).

17.7	Force Majeure

.  Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a Governmental Body, acts of a Governmental Body or judicial orders or decrees or restrictions or any other reason which is beyond the control of the respective Party.  The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

17.8	Entire Agreement of the Parties; Amendments

.  This Agreement and the Exhibits hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter.  No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

17.9	Captions

.  The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

17.10	Governing Law and Disputes

.  This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.  The United Nations Convention of Contracts for the International Sales of Goods shall not apply to this Agreement.  In the event of any dispute arising out of or in connection with this Agreement or regarding its validity, the dispute shall be escalated to the most senior management level (CEO or managing director) of each Party.  If the dispute has not been settled on the most senior management level within fifteen (15) days following the escalation by one Party or within such other period as the Parties may agree in writing, the dispute shall be referred to final and binding arbitration in London, England, pursuant to the Arbitration Rules of the London Court of International Arbitration (LCIA) (the “LCIA Rules”).  The language of the arbitration proceedings shall be English.  Such arbitration shall be conducted by an arbitrator appointed in accordance with LCIA Rules.  Any provision of the LCIA Rules relating to the nationality of an arbitrator shall to that extent not apply.  The seat or legal place of arbitration shall be deemed to be England, and accordingly the substantive laws of England shall be applicable for purposes of the arbitration.  The procedural law for any reference to arbitration shall be English law.  Any right of appeal or reference on points of law to the courts is hereby waived, to the extent that such waiver can be validly made.  The arbitral tribunal shall have the power to order on a provisional basis any relief which it would have power to grant in a final award.

17.11	Notices and Deliveries

.  Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to Amarin Pharma: Name: Amarin Pharma, Inc. Street: 1430 Route 206, Suite 101 City/State: Bedminster, NJ 07921 Country: U.S.A. Attn: Chief Executive Officer Facsimile: 1-908-719-3012	With a copy to: Name: Amarin Pharma, Inc. Street: 1430 Route 206, Suite 101 City/State: Bedminster, NJ 07921 Country: U.S.A. Attn: General Counsel Facsimile: 1-908-719-3012

If to Amarin Ireland: Name: Amarin Pharmaceuticals Ireland Limited Street: 88 Harcourt Street, Dublin 2, Co City/State: Dublin Country: Ireland Attn: Chief Executive Officer Facsimile: Not valid notice

With a copy to:
Name:  Amarin Pharma, Inc.
Street:  1430 Route 206, Suite 101
City/State:  Bedminster, NJ 07921
Country:  U.S.A.
Attn:  Chief Executive Officer and General
Counsel, respectively
Facsimile:  1-908-719-3012

If to Biologix: Name: Nabil KHoury Street: Road WB 21, Warehouse C17 PO Box 54405, Al Tawar Dubai City: Dubai Airport Free Zone Area Country: United Arab Emirates Attn: Nabil KHoury Facsimile: +971 4 2997172	With a copy to: Name: Nicole Bardawil Street: Sea Road - Algorithm Bldg. City: Zouk Country: Lebanon Attn: Selim Ghorayeb Facsimile: +961 9 222141

17.12	Language

.  The official language of this Agreement and between the Parties for all correspondence shall be the English language

17.13	Waiver

.  A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof.  All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

17.14	Severability

.  When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Laws, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Laws, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.  The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

17.15	No Implied License

.  No right or license is granted to Biologix hereunder by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or controlled by Amarin or its Affiliates.

17.16	Interpretation

.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Sections, Articles and Exhibits shall be deemed references to Sections of, Articles of, and Exhibits to, this Agreement unless the context shall otherwise require.

17.17	Counterparts

.  This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.  A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

[SIGNATURE PAGE FOLLOWS]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

IN WITNESS WHEREOF, duly authorized representatives of the panics have executed this Agreement as of the Effective Date.

Biologix FZCo	Amarin Pharmaceuticals Ireland Limited
By:	By: /s/ Patrick O’Sullivan
[***]	Name: Patrick O’Sullivan
Title: Director

Amarin Pharma, Inc.

By:  /s/  John F. Thero

Name:  John F. Thero

Title:  President & CEO

Exhibit A

[***]

A-1

Exhibit B

MARKETING AND PROMOTION SERVICES

Biologix undertakes to perform the following marketing and promotion services for the import, [***]

B-1

Exhibit C

REGULATORY SERVICES

Biologix, undertakes to perform the following Regulatory Services for the Products in the Field in the [***]

C-1

Exhibit D

[***]

D-1